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                                                                       Exhibit 2

                            SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the "Agreement") is made and entered into and is effective as of the 12th day of October 2001, by and between Inprimis, Inc., a Florida corporation, having its principal place of business at 1601 Clint Moore Road, Boca Raton, Florida 33487 ("INPM"), and Cash Card Communications Corp. Ltd., a Bermuda corporation, having its principal place of business at 44 Church Street, Hamilton Bermuda HM 12 ("C4") and each of the other signatories hereto (collectively, the "Parties").

                                    RECITALS

      A. Shares of INPM are listed for trading on the NASDAQ Stock Market's National Market System ("NMS"), under the trading symbol INPM.

      B. Shares of Datawave Systems, Inc., a Yukon corporation ("DTV") are listed for trading on the Canadian Venture Exchange ("CDNX"), under the trading symbol DTV.

      C. C4 is the largest single holder of DTV Shares ("DTV Shares"), owning of record 15,775,000 Shares, which constitute 36% of the issued and outstanding DTV Shares, and C4 desires to promptly purchase securities of INPM, in exchange for cash and such DTV Shares, on the terms specified below.

      D. The Boards of Directors of C4 and INPM believe that a business combination transaction between DTV and INPM would be in the best of interests of their respective shareholders.

      F. INPM desires infusions of capital in the form of increased net tangible assets and working capital, as well as achieving positive cash flow in its operations.

      G. The managements of INPM and DTV have engaged in discussions regarding a potential amalgamation of INPM and DTV under applicable provisions of the Yukon Business Corporation Act ("YBCA"), by means of which DTV would become a wholly owned Yukon subsidiary of INPM in a so-called "forward subsidiary `A' type reorganization," with the shareholders of DTV exchanging their respective DTV Shares for shares of INPM, which would, among other things, give them majority ownership of INPM (the "Arrangement").

      I. The parties to this Agreement desire to enter into the Arrangement, subject to the terms and conditions herein below set forth, and their respective boards of directors believe that the Arrangement is fair and in the best interests of C4 and INPM and their respective shareholders.

      J. The Board of Directors of INPM has received the opinion of DeLisi & Ghee, Inc., nationally recognized valuation consultants, that the Arrangement is fair to the stockholders of Inprimis.

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      K. The Board of Directors of INPM and C4, respectively, have approved this
Agreement and the transactions contemplated hereby subject to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual premises and for other good and valuable consideration, the parties to this Agreement agree as follows:

                           PROVISIONS OF THE AGREEMENT

1. ADDITIONAL PRIVATE PLACEMENT INVESTMENT IN INPM. Eduard Will, C4 and The Donald C. Sider Trust U/A dated July 10, 1985, Donald C. Sider, Trustee (the "Investors") agree that upon the receipt of an exemption from the INPM shareholder approval requirement under the Nasdaq Marketplace Rules (the "NASDAQ Exemption") they shall purchase 2,000,000, 1,600,000 and 400,000 shares of preferred stock, par value $0.01 per share of INPM (the "Preferred Stock"), respectively, for a purchase price of $0.125 per share on the terms and conditions set forth in EXHIBIT 1 attached hereto. Each Investor agrees to vote his shares of Preferred Stock in favor of the increase in authorized shares of INPM necessary to issue all of the INPM shares of Common Stock contemplated hereby.

2. EXCHANGE OF DTV SHARES FOR SHARES AND NOTE OF INPM. To demonstrate its commitment to the Arrangement, subject to the receipt of the NASDAQ Exemption, C4 and each of the other holders of Datawave shares party hereto hereby irrevocably exchanges the number of Shares of DTV owned by such shareholder set forth by such shareholder's name on the signature page hereof for a pro rata share of an aggregate of 26,638,500 shares of common stock, par value $0.01 per share of INPM (the "Common Stock"); provided that, C4 and each of the other holders of Datawave shares party hereto acknowledges that 15,238,500 of the aggregate number of shares of Common Stock otherwise issuable under this paragraph are currently not available for issuance and C4 agrees that, in lieu of such shares, C4 shall accept a note substantially in the form of the note attached to this Agreement as
     Exhibit 2 in the amount of $4,571,550 that, subject to certain terms and conditions therein, is convertible into 15,238,500 shares of Common Stock (the "Note"). The ratio of exchange of DTV Shares for existing and future issued shares of Common Stock is one share of DTV for 1 1/2 shares of Common Stock.

3. REVERSE SPLIT OF INPM SHARES. In addition to agreeing to effect an increase in its authorized capitalization, INPM may, at its discretion, effect a reverse split of its authorized, issued and outstanding shares of Common Stock, including all outstanding warrants or options for the purchase of, or options convertible into, shares of Common Stock, with a view towards causing its shares of Common Stock to trade at a price above any minimum bid requirement imposed by Nasdaq (the "Reverse Split"). In the event the Reverse Split is effected, the exchange of DTV Shares for INPM shares described in Section 2 above shall be adjusted to account for its effects, and the private placement investment described in Section 1 above may reflect the effects of the Reverse Split and of the adjustment to the Preferred Stock.

4. ARRANGEMENT TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS. The transactions contemplated under the Arrangement shall comply with all applicable provisions of: (i) the YBCA, (ii) exemption provisions of
     Section 3(a)(10) of the Securities Act of 1933, and (iii)

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     all other applicable laws other than any non-compliance that would not prevent INPM or DTV from consummating the transactions under the Arrangement and would not have a material adverse effect on the businesses of INPM and DTV, taken as a whole on a pro-forma basis. For the avoidance of doubt, the Parties acknowledge and agree that the initial listing requirements of Nasdaq may be required to be met upon consummation of the Arrangement and that the failure to meet such requirements shall not affect any of the obligations of the parties hereto.

5. INPM TO VOTE ITS DTV SHARES IN FAVOR OF THE ARRANGEMENT. INPM agrees to vote all of the DTV Shares received by it in favor of the Arrangement. In addition, if the NASDAQ Exemption shall not have been received such that the exchanges referred to in Section 1 and 2 herein are not consummated, C4 agrees to execute, and cause other shareholders of Datawave to execute promptly, a lock-up agreement substantially in the form of Exhibit 3 hereto such that the holders of not less than a majority of the outstanding common shares of Datawave shall have executed said lock-up agreements.

6.   INPM'S NEW BOARD OF DIRECTORS. Upon the exchange of DTV Shares set forth in
     Section 2 above and following compliance with applicable law (including, without limitation, Section 14(f) under the Securities Exchange Act of
     1934), INPM shall use its best efforts to cause its board of directors (the "New INPM Board") to consist of nine persons, with six directors appointed by C4 (the "C4" Board Members") and three existing directors (the "INPM Board Members"). The Parties have agreed that four members of the New INPM Board shall be executives. Of C4's six directors, three shall be the executives other than Eduard Will appointed pursuant to ss. 7 below. Immediately following the closing of the Arrangement, the three INPM directors shall be Eduard Will (whom the parties have agreed will be Chairman of Board) and two other persons designated by Inprimis. If an INPM appointed director resigns, declines nomination for election or is removed from the board or vacates the board for any reason, then the resulting vacancy shall be filled by the remaining INPM directors. The Parties agree to vote their shares and take such other action as is necessary to implement the provisions set forth in this Section 6.

7. INPM SENIOR MANAGEMENT COMPENSATION. The Arrangement will provide for officers of INPM to consist of a Chief Executive Officer ("CEO"), Chairman, Deputy Chairman and Chief Financial Officer ("CFO"), with initial annual compensation set at US$200,000 for the CEO, $160,000 for the Chairman and $150,000 for the CFO. The Parties have agreed that the CEO shall be Josh Emanuel, the Chairman shall be Eduard Will, the Deputy Chairman shall be Abe Carmel and the CFO shall be Marc Belsky.

8. EXERCISE OF DTV WARRANTS AND OPTIONS. C4 agrees that to the extent that it exercises any warrants or options for the purchase of DTV Shares prior to the DTV shareholders' vote contemplated in the Arrangement, C4 shall vote such newly issued DTV Shares in favor of the Arrangement.

9. STANDSTILL PROVISION. From the date of this Agreement, continuing until the earlier of: (a) closing of the Arrangement and (b) the date this Agreement terminates pursuant to Section 12 below, INPM agrees to refrain (and to cause its respective affiliates, agents and other

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     representatives to refrain) from discussing, or directly or indirectly initiating, soliciting, encouraging or otherwise facilitating any inquiries or the making of any proposal or offer with respect to the acquisition, sale, consolidation or similar transaction relating to all or any part of its business operations or for 20% or more of its outstanding capital stock to persons or entities other than in connection with this Agreement and the Arrangement, without the express consent of C4, unless the board of directors of INPM in its good faith judgment based on advice of outside counsel determines that refraining from such discussions is inconsistent with its fiduciary obligations.

10. RECOMMENDATION BY C4, DTV AND INPM BOARDS OF DIRECTORS AND APPROVAL BY SHAREHOLDERS OF DTV AND INPM. As soon as practical after the execution of this Agreement, the parties hereto shall use their best efforts to cause a "Plan of Arrangement Agreement," setting forth the terms and conditions of the Arrangement to be submitted to the respective boards of directors of C4, DTV and INPM and then to the shareholders of DTV and INPM for their respective approvals and ratifications, in accordance with applicable provisions of the YBCA, corporate statutes of the State of Florida and the Securities Exchange Act of 1934. The parties shall cooperate in preparing all requisite filings, including those required under the U.S. securities laws.

11. NOTICES. Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited in the mail, registered or certified, postage prepaid and addressed to the party at the address stated in this Agreement, or at such other address as either party may from time to time designate by written notice to the other.

12. TIME; TERMINATION. Time is of the essence of this Agreement. If a Plan of Arrangement has not been approved by the boards of directors of C4, INPM and DTV by March 1, 2002, then the obligations of INPM set forth in Section 5 and 9, the obligations of C4 under Section 8, the obligations of the parties under Section 10 and all other obligations of any party hereunder relating to the Plan of Arrangement Agreement and consummation of the Arrangement shall terminate.

13. WAIVER. Failure of any party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

14. ASSIGNMENT. No party hereto may transfer or assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws rules of that state.

16. VENUE. The Parties to this Agreement agree that any action on this Agreement shall be brought in a court of competent jurisdiction located in Broward County, Florida, or in the U.S. District Court for the Southern District of Florida.

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17.  ARBITRATION. If at any time during the term of this Agreement any dispute, difference or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association and shall be binding on each of the parties, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

18. ATTORNEYS' FEES. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees to be fixed by the arbitrator, trial court and/or appellate court.

19. PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

20. COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

21. TITLES AND CAPTIONS. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

22. PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

23. ENTIRE AGREEMENT. This Agreement, including the exhibits hereto, contains the entire understanding between the Parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement; provided that, for the avoidance of doubt, this Agreement does not supersede the understandings and agreements set forth in that certain Non-Disclosure Agreement dated as of September 23, 2001, between INPM and DTV.

24. MODIFICATIONS MUST BE IN WRITING. This Agreement may not be changed orally. All modifications of this Agreement must be in writing and must be signed by the Parties.

25. AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties.

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26.  FURTHER ACTION. The Parties shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

27. GOOD FAITH, COOPERATION AND DUE DILIGENCE. The Parties covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the Parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

28. COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on the Parties even though any party hereto does not sign the original or the same counterpart.

29. FACSIMILE SIGNATURES. Facsimile transmission of any signed original document, and the retransmission of any signed facsimile transmission, shall be the same as delivery of the original signed document. At the request of either party, a party shall confirm documents with a facsimile transmitted signature by signing an original document.

30. PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party not described in this Agreement, nor is it intended that any provision shall be for the benefit of any such third party.

31. SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

      IN WITNESS WHEREOF, the parties have caused this Agreement to have been duly authorized and executed as of the date and year first written above.

INPRIMIS, INC.                      CASH CARD COMMUNICATIONS CORP., LTD./
                                      15,775,000 DTV SHARES

By:  /s/ EDUARD WILL                By:   /s/ ABE CARMEL
   ---------------------------         ----------------------------
      Eduard Will, CEO                    Abe Carmel, CEO


GLENCOE GROUP LLC/
  1,984,000 DTV SHARES

By: /s/ DON SIDER
    --------------


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ACKNOWLEDGED AND AGREED


 /s/ EDUARD WILL
---------------------------------------
Eduard Will, as an individual



The Donald C. Sider Trust U/A dated
July 10, 1985, Donald C. Sider, Trustee


By: /s/ Donald C. Sider
   ------------------------------------
   Donald C. Sider, Trustee

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                                    EXHIBIT 1

                           Private Placement Agreement


                           PRIVATE PLACEMENT AGREEMENT

This Private Placement Agreement ("Agreement"), is made and entered into as of the 12th day of October 2001, by and among Inprimis, Inc., a Florida corporation, having its principal place of business at 1601 Clint Moore Road, Boca Raton, Florida 33487 (the "Issuer"), Cash Card Communications Corp., Ltd., a Bermuda corporation, having its principal place of business at 44 Church Street, Hamilton, Bermuda HM 12 ("C-4"), Eduard Will, an individual residing in New Jersey ("Ed Will") and The Donald C. Sider Trust U/A dated July 10, 1985, Donald C. Sider, Trustee, taxpayer I.D. no. ###-##-####, a resident of Palm Beach County, Florida (the "Sider Trust"). C-4, Ed Will and the Sider Trust are each hereinafter referred to as a "Subscriber," and collectively as the "Subscribers."

FIRST: Pursuant to the exemption from registration provided under ss. 4(2) of the Securities Act of 1933, as amended (the "Act"), the Issuer hereby offers to each Subscriber for subscription and sale that number of shares of its Series A Preferred Stock as are set forth opposite such Subscriber's name on Schedule 1 hereto (with respect to such Subscriber, such Subscriber's "Allotment"), each such share having a par value of US$0.01 (one cent) per share and having the terms and conditions set forth in Exhibit A hereto (each a "Preferred Share"), at the issue price of US$0.125 (twelve and 1/2 cents) per share, for the aggregate subscription price for such Subscriber's Allotment set forth opposite such Subscribers name on Schedule 1 hereto (with respect to such Subscriber, such Subscriber's "Allotment Price").

SECOND: Each Subscriber hereby irrevocably tenders payment to the Issuer in the amount of such Subscriber's Allotment Price and subscribes for such Subscriber's Allotment.

THIRD: The Preferred Shares shall be redeemable in whole or in part at the sole discretion of the Issuer on or prior to 5:00 pm Eastern Daylight Savings Time, July 1, 2002 (the "Redemption Date"), by (x) payment of $0.125 per share to the holders thereof and (y) issuance of the number of Warrants specified in "Fifth" below.

FOURTH: In the event any Preferred Shares have not been redeemed by the Issuer by 5:00 pm Eastern Daylight Savings Time on the Redemption Date, each such Preferred Share shall then be automatically converted into one share of the Issuer's common stock.

FIFTH: In addition to the cash redemption price referred to in "Third" above, in exchange for each two redeemed Preferred Shares the holder thereof shall receive a warrant exercisable for one share of Issuer's common stock (the "Warrants").

SIXTH: Each Warrant shall have an expiry date of one year from date of issuance and shall be exercisable at a strike price of $0.20 per share.

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SEVENTH: Prior to the Redemption Date, the Preferred Shares may be converted into common shares at the discretion of the Issuer.

EIGHTH: The exercise price of the Warrants, the number of shares issuable upon exercise of the Warrants and the number of shares issuable upon conversion of the Preferred Shares shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number of outstanding shares of the Issuer's common or preferred stock, as applicable.

NINTH: Each Subscriber understands that none of the Preferred Shares, the Warrants or the common stock issuable upon conversion or exercise thereof (collectively, the "Securities") has been registered under the Act or under any state or foreign securities act, that such Securities are "restricted" within the meaning of the Act and that they may not be sold or traded in the absence of a registration statement or opinion of counsel reasonably acceptable to the Issuer that any such sale is exempt from registration requirements. In this connection, each Subscriber represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

It is understood that the certificates evidencing the Securities may bear the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THE ACT OR ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

      THESE SECURITIES ARE SUBJECT TO CERTAIN VOTING AND OTHER AGREEMENTS SET FORTH IN A SHARE EXCHANGE AGREEMENT DATED OCTOBER 12, 2001 AND A PRIVATE PLACEMENT AGREEMENT DATED OCTOBER 12, 2001, IN EACH CASE BETWEEN THE ISSUER AND CERTAIN OF ITS SHAREHOLDERS. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED FROM THE ISSUER AT ITS PRINCIPAL EXECUTIVE OFFICES. "

TENTH: Each Subscriber represents and warrants to the Issuer that it is subscribing for its Allotment for its own account for purposes of investment and not with any present intent to effect a distribution in the same.

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ELEVENTH: Each Subscriber represents and warrants to the Issuer that it is an
"accredited investor" as that term has been defined under Regulation D promulgated under the Act .

TWELFTH: Each Subscriber represents and warrants to the Issuer that it (w) has had the opportunity to conduct a due diligence investigation concerning the Issuer's business operations, financial affairs and prospects and the terms and conditions of the offering of the Preferred Shares, (x) believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Preferred Shares, (y) has examined and reviewed all recent filings of the Issuer with the United States Securities and Exchange Commission on Forms 10-Q and 10-K, respectively, and (z) has evaluated the risk factors inherent in its investment in the Preferred Shares. Each Subscriber represents that is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares. Each Subscriber also represents it has not been organized for the purpose of acquiring the Preferred Shares.

Each Subscriber further represents and warrants that it has full power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

THIRTEENTH: Each Subscriber's Allotment will be issued to such Subscriber promptly following receipt by the Issuer of all required NASDAQ and shareholder approvals relating to issuance of the Preferred Shares hereunder (or receipt of appropriate waivers therefor). Pending such receipt, each Subscriber's Allotment Price shall be held in escrow by the Issuer.

FOURTEENTH: Each Subscriber agrees that, so long as the Share Exchange Agreement between Cash Card Communications Corp. Ltd. and Issuer dated October 12, 2001 and certain other parties thereto remains effective, such Subscriber shall vote any Series A Preferred Shares of Issuer held by it, and any common shares of Issuer held by it that were issued upon conversion of Series A Preferred Shares of Issuer, as may be required to give effect to the transactions contemplated by such Share Exchange Agreement. This voting agreement is intended to be governed by Florida Business Corporation Act Section 607.0731, and shall be described in the legend on any securities issued hereunder as set forth in "Ninth" above.

FIFTEENTH: Each party hereto represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Subscriber, severally and not jointly, agrees to indemnify and hold harmless the Issuer from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Subscriber or any of its officers, directors, employees or representatives is responsible.

SIXTEENTH: Each party hereto shall pay all costs and expenses it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

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SEVENTEENTH: This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement.

EIGHTEENTH: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws rules of that state.

NINETEENTH: This Agreement may not be changed orally. All modifications of this Agreement must be in writing and must have be signed by the Parties.

TWENTIETH: This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on the parties even though any party hereto does not sign the original or the same counterpart.

TWENTY-FIRST: Facsimile transmission of any signed original document, and the retransmission of any signed facsimile transmission, shall be the same as delivery of the original signed document. At the request of either party, a party shall confirm documents with a facsimile transmitted signature by signing an original document.

TWENTY-SECOND: Issuer at its own expense hereby agrees to cause promptly the shares issued upon conversion of any of the Preferred Shares and upon the exercise of any Warrants to be registered under the Securities Act of 1933, as amended, and all applicable state securities laws and to comply with all rules and regulations promulgated thereunder such that such shares shall be freely tradeable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

INPRIMIS, INC.



By: ________________________
      Eduard Will, CEO


CASH CARD COMMUNICATIONS CORP., LTD.



By: ______________________________
      Abe Carmel, CEO


-----------------------------------
      Eduard Will, as an individual

                                    EXHIBIT 2

THIS SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS. THIS SUBORDINATED PROMISSORY NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THE ACT OR ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

                          SUBORDINATED PROMISSORY NOTE

$4,571,550.00                                                October __,  2001


      FOR VALUE RECEIVED, the undersigned, Inprimis, Inc., a Florida corporation (the "MAKER"), hereby promises to pay to Cash Card Communications Corp., Ltd. (the "Holder"), or its registered assigns, the principal sum of Four Million Five Hundred Seventy One Thousand Five Hundred Fifty and no/100 Dollars ($4,571,550.00), with no interest, at the address of Holder as set forth in this Note, or at such other place as from time to time may be designated by the Holder of this Note.

      1. MATURITY DATE. All unpaid principal balance of this Note shall be due and payable in a single installment on July 1, 2002 or thereafter if extended by Holder (the "Maturity Date"). If the unpaid principal is not paid as of the Maturity Date, the unpaid balance shall automatically and without further action convert into fully paid and nonassessable shares of common stock of Maker, par value $0.01 per share ("Common Stock") as set forth in Section 4 below.

      2. DEFAULT. If Maker becomes insolvent or is the subject of a voluntary or involuntary proceeding in bankruptcy not dismissed within 30 days, or a reorganization, arrangement or creditor composition proceeding, ceases doing business as a going concern, or is the subject of a dissolution, then the principal balance hereof shall automatically and without further action convert into fully paid and nonassessable shares of Common Stock as set forth in Section 4 below.

      3. PREPAYMENT. Maker shall have the right to prepay without premium or penalty at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Note, but only by exercising the conversion right set forth in Section 4(a) hereof.

      4.    CONVERSION.

            (a) At any time prior to the Maturity Date all or any portion of the unpaid principal balance on this Note may, at the option of the Maker in its sole discretion, be converted into fully paid and nonassessable shares of Common Stock. Upon the Maturity Date, any unpaid principal balance shall, subject to
Section 4(e) below and without any further action of Holder or Maker, be automatically converted into shares of Common Stock. The number of shares of Common Stock into which this Note shall or may be converted (the "Conversion Shares") shall be determined by dividing the aggregate unpaid principal amount of this Note by the Conversion Price (as defined below) in effect at the time of such conversion.

            (b) The "Conversion Price" shall be thirty cents per share, as adjusted pursuant to Section 5 below.

            (c) As promptly as practicable after the conversion of this Note, Maker at its expense will issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to Maker).

            (d) No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of Maker issuing any fractional shares to the Holder upon the conversion of this Note, Maker shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be made by check calculated on a thirty cents per share basis.

            (e) In the event that, upon the Maturity Date the Maker does not have available out of its authorized but unissued shares of Common Stock a sufficient number of shares to effect the conversion of any portion of the principal balance of the Note, then the portion of the principal balance that is not discharged by conversion into Common Stock as provided above shall be paid to the Holder by check.

      5.    CONVERSION PRICE ADJUSTMENTS.

            (a) In the event Maker should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, shares of Common Stock (hereinafter referred to as "Common Share Equivalent") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

            (b) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock or a consolidation, by reclassification or otherwise, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

            (c) If the Common Stock issuable on conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a stock split, subdivision or combination of shares provided for above), the Holder shall, upon the conversion of this Note, be entitled to receive, in lieu of the Common Stock which the Holder would have become entitled to receive but for such change, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that Holder would have been entitled to on conversion of this Note immediately prior to such change.

            (d) Holder acknowledges that Maker does not currently have reserved and made available out of its authorized but unissued shares of Common Stock a sufficient number of shares to effect the conversion of any of the principal balance of the Note. Maker shall use its best efforts to ensure that, immediately prior to the Maturity Date, it shall have reserved and made available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Note such number of shares as shall be sufficient to effect the conversion of the Note.

            (e) Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 5, Maker at its expense shall promptly compute such adjustment in accordance with the terms hereof and, promptly upon Holder's written request, provide to the Holder a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

            (f) The form of this Note need not be changed because of any adjustment in the Conversion Price.

            (g) Maker will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect against impairment of the rights of the Holder of this Note set forth in this Section 5.

      8.    REPRESENTATIONS AND WARRANTIES OF HOLDER.

            (a) The Holder represents and warrants to the Maker that it is an "accredited investor" as that term has been defined under Regulation D promulgated under the Act and that it (i) has had the opportunity to conduct a due diligence investigation concerning the Maker's business operations, financial affairs and prospects and the terms and conditions of this Promissory Note, (ii) believes it has received all the information it considers necessary or appropriate for deciding whether to enter into the transactions contemplated by this Promissory

Note, (y) has examined and reviewed all recent filings of the Maker with the United States Securities and Exchange Commission on Forms 10-Q and 10-K, respectively, and (z) has evaluated the risk factors inherent in this Promissory Note and an investment in the Conversion Shares. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this Promissory Note and an investment in the Conversion Shares. The Holder also represents it has not been organized for the purpose of entering into this Promissory Note or acquiring the Conversion Shares. The Holder further represents and warrants that it has full power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

            (b) The Holder understands that the Conversion Shares will not be registered under the Securities Act of 1933, as amended (the "Act") or under any state securities act, that the Conversion Shares are "restricted" securities within the meaning of the Act and that they may not be sold or traded in the absence of a registration statement or opinion of counsel reasonably acceptable to the Maker that any such sale is exempt from registration requirements. In this connection, the Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

It is understood that the certificates evidencing the Conversion Shares may bear the following legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THE ACT OR ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

THESE SECURITIES ARE SUBJECT TO CERTAIN VOTING AND OTHER AGREEMENTS SET FORTH IN A SHARE EXCHANGE AGREEMENT DATED OCTOBER 8, 2001 BETWEEN THE ISSUER AND CERTAIN OF ITS SHAREHOLDERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE ISSUER AT ITS PRINCIPAL EXECUTIVE OFFICES."

            (c) The Holder represents and warrants to the Maker that it is entering into this Promissory Note, and that it will acquire any Conversion Shares acquired hereunder, for its own account for purposes of investment and not with any present intent to effect a distribution in the same.

      9. ASSIGNMENT. Subject to the restrictions on transfer described in
Section 8, the rights and obligations of Maker and the Holder of this Note shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and permitted transferees of the parties.

      10. NO STOCKHOLDER RIGHTS. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of Maker or any other matters or any rights whatsoever as a stockholder of Maker; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or any shares of Common Stock obtainable hereunder until, and only to the extent that, this Note shall have been converted.

      11. INTEREST. If, notwithstanding that this Note by its terms bears no interest, any payment to Holder is construed as interest, then, anything herein to the contrary notwithstanding, the obligations of the Maker under this Note shall be subject to the limitation that any payments hereunder which are construed as payments of interest to the Holder shall not be required to the extent that receipt of any such payment by the Holder would be contrary to provisions of law applicable to the Holder (if any) which limit the maximum rate of interest which may be charged or collected by the Holder; PROVIDED, HOWEVER, that nothing herein shall be construed to limit the Holder to presently existing maximum rates of interest, if an increased interest rate is hereafter permitted by reason of applicable federal or state legislation. In the event that the Maker makes any payment which is construed to be a payment of interest, fees or other charges, however denominated, pursuant to this Note, which payment results in the interest paid to the Holder to exceed the maximum rate of interest permitted by applicable law, any excess over such maximum shall be applied in reduction of the principal balance owed to the Holder as of the date of such payment, or if such excess exceeds the amount of principal owed to the Holder as of the date of such payment, the difference shall be paid by the Holder to the Maker.

      12. WAIVERS. Maker hereby waives presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agrees to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

      13. NOTICES. Any notice, request, instruction or other document to be given under this Note after the date hereof by any party hereto to any other party shall be in writing and shall be deemed to have been duly given on the date of service if delivered personally or by telecopier with confirmed receipt, or on the third day after mailing if sent by certified mail, postage prepaid, at the addresses set forth below:

      If to Maker:            Inprimis, Inc.
                              1601 Clint Moore Rd.
                              Boca Raton, Florida 33433
                              Attn: Eduard Will
                              Fax: 561.241.1051

                              With a copy to:
                              Kenneth E. Adelsberg, Esq.
                              Pillsbury Winthrop LLP
                              One Battery Park Plaza
                              New York, New York 10004-1490

                              If to Holder:
                              Cash Card Communications Corp., Ltd.
                              c/o Mr. Alan Trope, CFO
                              146 Buckingham Palace Road, First Floor
                              London SW1W 9TR
                              England
                              4420.7259.1191

                              With a copy to:
                              Stuart W. Settle, Jr., Esq.
                              511 N. Boulevard, Suite 8
                              Richmond, VA 23220-3340
                              804.359.9046

Any change in the address of any party hereunder shall not be effective as to the other party unless notice of such change of address is sent to the other party in accordance with the foregoing.

      14. AMENDMENTS AND WAIVERS. Any provision of this Note may be amended, supplemented, waived, discharged or terminated only by a written instrument signed by Maker and the Holder hereof.

      15. DELAYS AND OMISSIONS. No delay or omission of Holder or any other holder hereof to exercise any power, right or remedy accruing to Holder or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy.

      16. BINDING EFFECT. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and permitted assigns of Maker and Holder.

      17. HEADINGS; PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the entities or persons referred may require. The headings of the sections of this Note are inserted for convenience only and shall not constitute a part hereof nor affect in any way the meaning or interpretation of this Note. "Herein," "hereof" and "hereunder" and other words of similar import refer to this Note as a whole and not to any particular section or other subdivision.

      18. SEVERABILITY. If any provision of this Note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Note shall not be affected thereby, and this Note shall be liberally construed so as to carry out the intent of the parties to it.

      19. MISCELLANEOUS.

      THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF, AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN SUCH STATE.

      THIS NOTE AND ALL OTHER DOCUMENTS EXECUTED BY ANY OF THE PARTIES SUBSTANTIALLY CONCURRENTLY HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      20. SUBORDINATION. THE HOLDER AGREES THAT THE DEBT EVIDENCED BY THIS SUBORDINATED PROMISSORY NOTE SHALL AT ALL TIMES AND IN ALL RESPECTS BE SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO ALL DEBTS AND OBLIGATIONS OF THE MAKER.

                      [the next page is the execution page]

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first above written.

                              MAKER:

                              INPRIMIS, INC.



                              By:
                                 ---------------------------------------------
                              Its:
                                  --------------------------------------------


                              HOLDER:

                              CASH CARD COMMUNICATIONS CORP., LTD.



                              By:
                                 ---------------------------------------------
                              Its:
                                  --------------------------------------------

THE  DONALD C. SIDER TRUST U/A
DATED JULY 10, 1985, DONALD C.
SIDER, TRUSTEE



By: ______________________________
      Donald C. Sider, Trustee

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                 INPRIMIS, INC.

A. The name of the corporation is Inprimis, Inc., a Florida corporation (the "Corporation").

B. The Amended and Restated Articles of Incorporation ("Articles of Incorporation") of the Corporation authorize the issuance of Five Million (5,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and authorizes the board of directors ("Board of Directors") of the Corporation to establish each series of Preferred Stock, to designate any such series of Preferred Stock, to fix the number of shares of any such series of Preferred Stock, and to determine the preferences, limitations and relative rights of any such series of Preferred Stock.

C. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid and pursuant to Section 607.0602 of the Florida Business Corporation Act, has duly adopted and approved these Articles of Amendment to Articles of Incorporation ("Articles of Amendment") creating a Series A Convertible Preferred Stock issue of Preferred Stock before the issuance of any shares of that series.

D. The text of the amendment determining the terms of the Series A Convertible Preferred Stock of the Preferred Stock is set forth below:

      SECTION 1. DESIGNATION AND AMOUNT. There is hereby established a series of Preferred Stock designated as Series A Convertible Preferred Stock (the "SERIES A PREFERRED SHARES") and the number of shares constituting the Series A Preferred Shares shall be Four Million (4,000,000).

      SECTION 2. PAR VALUE. Each share of the Series A Preferred Shares shall have a par value of $0.01.

      SECTION 3. DIVIDENDS. Except as otherwise provided in Section 11 hereof, the Series A Preferred Shares shall not bear any dividends.

      SECTION 4. CONVERSION OF SERIES A PREFERRED SHARES.

            (a) CONVERSION. Each Series A Preferred Share issued and outstanding
      (i) may, at the Corporation's election effective upon delivery of written notice to the holder of such Preferred A Share at any time prior to 5:00 pm Eastern Daylight Savings Time, July 1, 2002 (the "AUTOMATIC CONVERSION DATE"), be converted into one share of the Corporation's common stock, par value $0.01 per share ("COMMON STOCK") or (ii) subject to Section 4(e) below, shall, immediately after 5:00 pm Eastern Daylight Savings Time on the Automatic Conversion Date, automatically and without any further action of any person being required, be converted into one share of Common Stock. The number of shares of Common Stock issuable upon conversion of a Preferred Share shall be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number of outstanding shares of the Company's Common Stock or Series A Convertible Preferred Stock, as applicable.

            (b) MECHANICS OF CONVERSION. Promptly following such time as the Corporation shall elect to convert any Series A Preferred Shares, or following automatic conversion pursuant to Section 4(a), as the case may be, such holders of Series A Preferred Shares as are converted shall return the certificates evidencing such converted shares to the Corporation with such additional documentation and signatures as the Corporation shall request, and upon receipt thereof the Corporation shall cause to be issued to such holders certificates representing the Common Stock into which their Series A Preferred Shares were converted.

            (c) FRACTIONAL SHARES. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series A Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

            (d) TAXES. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series A Preferred Shares.

            (e) MANDATORY REDEMPTION. In the event that, immediately following 5:00 pm Eastern Daylight Savings Time on the Automatic Conversion Date the number of authorized and unissued shares of Common Stock is insufficient in order to effect the conversion of all of the then issued and outstanding Preferred Shares, then such authorized and unissued shares of Common Stock as are available shall be issued in conversion of such Preferred Shares on a pro-rata basis according to each holder's percentage ownership of the aggregate outstanding Preferred Shares. All Preferred Shares issued and outstanding, and not converted, after issuance of all available Common Stock as provided in this Section 4(e) shall be redeemed by the Corporation (subject to the legal availability of funds to the Corporation for such redemption) on the terms set forth in Sections 5(b) -
      (g).

      SECTION 5. CORPORATION'S RIGHT TO REDEEM AT ITS ELECTION.

            (a) At any time prior to the Automatic Conversion Date, the Corporation shall have the right, subject to the legal availability of funds to the Corporation for such redemption, in its sole discretion, to redeem ("REDEMPTION AT CORPORATION'S

      ELECTION"), from time to time, any or all of the Series A Preferred Shares. If the Corporation elects to redeem some, but not all, of the Series A Preferred Shares, the Corporation shall redeem a pro rata amount of whole shares from each holder of the Series A Preferred Shares.

            (b) REDEMPTION PRICE AT CORPORATION'S ELECTION. The "REDEMPTION PRICE" per Series A Preferred Share shall be the sum of (i) $0.125 and
      (ii) one-half of a right to a warrant to purchase one share of Common Stock. The one-half rights to warrants due to a particular holder in respect of such holder's Series A Preferred Shares shall be aggregated into such number of whole rights due to such holder, and any remaining fractional right shall be null and void and shall not entitle the holder thereof to any consideration whatsoever.

            (c) MECHANICS OF REDEMPTION AT CORPORATION'S ELECTION. The Corporation shall effect each such redemption by giving five (5) days' prior written notice ("NOTICE OF REDEMPTION AT CORPORATION'S ELECTION") to the holders of the Series A Preferred Shares being redeemed at the address and facsimile number (if any) of each such holder appearing in the Corporation's Series A Preferred Stock register and to the Corporation's transfer agent, which Notice of Redemption at Corporation's Election shall be deemed to have been delivered three (3) business days after the Corporation's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Corporation's Election. Such Notice of Redemption at Corporation's Election shall indicate (i) the number of shares of Series A Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "DATE OF REDEMPTION AT CORPORATION'S ELECTION"), and (iii) the applicable Redemption Price.

            (d) WARRANTS. Each whole right to a warrant referred to in Section 5(b) above shall entitle the holder thereof to a warrant (a "WARRANT") to purchase one share of Common Stock at an exercise price of $0.20. The term of each Warrant shall be one year commencing the Date of Redemption At Corporation's Election with respect to which such Warrant was issued, or, in the event such Warrant was issued in connection with a mandatory redemption pursuant to Section 4(e) above, commencing on the Automatic Conversion Date.

            (e) CORPORATION MUST HAVE IMMEDIATELY AVAILABLE FUNDS OR CREDIT FACILITIES. The Corporation shall not be entitled to send any Notice of Redemption at Corporation's Election and begin the redemption procedure under this Section 5 hereof unless it has, subject to the legal availability of funds to the Corporation for such redemption:

            (i) the full amount of the cash portion of the redemption price in cash or cash equivalents, available in a demand or other immediately available account in a bank or similar financial institution; or

            (ii) immediately available credit facilities, in the full amount of the cash portion of the redemption price with a bank or similar financial institution; or

            (iii) an agreement with a Person (as such term is defined below) willing to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to effect such redemption; or

            (iv) a combination of the items set forth in (i), (ii), and (iii) above, aggregating the full amount of the cash portion of the redemption price.

            (f) PAYMENT OF REDEMPTION PRICE. Each holder submitting Series A Preferred Shares being redeemed under this Section 5 shall send his Series A Preferred Share certificates to be redeemed, together with such additional documents and signatures as the Corporation shall request, to the Corporation or its transfer agent, and the Corporation shall pay the applicable redemption price (including issuing any Warrants), subject to the legal availability of funds to the Corporation for such redemption and subject to the availability of sufficient authorized Common Stock to be reserved for issuance upon the exercise of any Warrants, to that holder not later than the later of (i) ten (10) business days after the Date of Redemption at the Corporation's Election and (ii) five (5) business days after receipt by the Corporation or its transfer agent of all Series A Preferred Share certificates to be surrendered together with any additional documents and signatures requested..

            (g) ADJUSTMENT OF REDEMPTION PRICE. The Redemption Price payable in respect of a Series A Preferred Share shall be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number of outstanding shares of the Company's preferred stock.

      SECTION 6. REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to these Articles of Amendment of less than all of the Series A Preferred Shares represented by a particular Series A Preferred Share certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series A Preferred Shares a Series A Preferred Share certificate representing the remaining Series A Preferred Shares which have not been so converted or redeemed.

      SECTION 7. RESERVATION OF SHARES. The Corporation shall, prior to any election to convert or redeem the Series A Preferred Shares or, if any shares of Series A Preferred will be issued and outstanding as of the Automatic Conversion Date, prior to the Automatic Conversion Date, use its best efforts to reserve and have available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares or the issuance of Common Stock upon the exercise of any Warrants, such number of shares of Common Stock as shall be sufficient to effect the conversion of such Series A Preferred Shares as are anticipated to be converted and to allow for the exercise of any Warrants issued. Any Series A Preferred Shares returned to the Corporation by any holder pursuant to a conversion or redemption of such Series A Preferred Shares (the "RETURNED SERIES A SHARES"), shall be returned to the status of authorized but unissued shares of Preferred Stock.

      SECTION 8. VOTING RIGHTS. The holders of the Series A Preferred Shares and the holders of Common Stock shall vote as a single class on all matters to be voted on by the Corporation's shareholders. Each Series A Preferred Share issued and outstanding shall have one vote for each whole share of Common Stock into which it may be converted.

      SECTION 9. LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its shareholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Series A Preferred Share equal to $0.01; provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Shares and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Series A Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series A Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective terms as a percentage of the full amount of Preferred Funds payable to all holders of Series A Preferred Shares and Pari Passu Shares. The purchase or redemption by the Corporation of stock of any class in any manner permitted by law, shall not for the purposes hereof, be regarded as a liquidation, dissolution, or winding up of the Corporation. Neither the consolidation, statutory share exchange or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of all or substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution, or winding up of the Corporation. For purposes of these Articles of Amendment, "Person" shall mean an individual, a limited liability company, a limited liability partnership, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

      SECTION 10. PREFERRED RANK. All shares of Series A Preferred Shares shall be of senior rank and all shares of Common Stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series A Preferred Shares. In the event of the merger, consolidation or statutory share exchange of the Corporation with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein.

      SECTION 11. RESTRICTION ON DIVIDENDS. If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than a majority of the then outstanding Series A Preferred Shares, the Corporation shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock unless written notice thereof has been given to holders of the

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      Series A Preferred Shares at least thirty (30) days prior to the earlier of (a) the record date taken for, or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this Section 11 shall not prohibit the Corporation from declaring and paying a dividend in cash or cash equivalents with respect to the Common Stock so long as the Corporation pays simultaneously to each holder of Series A Preferred Shares an amount in cash or cash equivalents equal to the amount such holder would have received had all of such holder's Series A Preferred Shares been converted to Common Stock pursuant to Section 4 hereof one (1) business day prior to the record date for any such dividend.

      SECTION 12. VOTE TO CHANGE THE TERMS OF SERIES A PREFERRED Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than ninety percent (90%) of the then outstanding Series A Preferred Shares, shall be required for any change to these Articles of Amendment or the Corporation's Articles of Incorporation which would adversely amend, alter, change or repeal any of the powers, designations, preferences and relative rights of the Series A Preferred Shares.

      SECTION 13. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Share certificate(s), the Corporation shall execute and deliver new Series A Preferred Share certificate(s) of like tenor and date.

      SECTION 14. WITHHOLDING TAX OBLIGATIONS. The Corporation may withhold from any distribution (as such term is defined under applicable federal, state, local or foreign tax laws and regulations, "Distribution") in respect of any Series A Preferred Shares and pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to federal, state, local or foreign laws and regulations to enable the Corporation to satisfy its withholding tax obligations (the "Withholding Tax"). The Corporation may reasonably condition the making of any non-cash Distribution in respect of any Series A Preferred Shares on the holder of such Series A Preferred Shares depositing with the Corporation an amount of cash sufficient to enable the Corporation to pay any Withholding Tax. Notwithstanding the foregoing or anything to the contrary, if any holder of Series A Preferred Shares so affected receives advice in writing from its legal counsel that there is a reasonable basis to believe that the Corporation is not required by applicable federal, state, local or foreign laws and regulations to pay any Withholding Tax with respect to a Distribution to that holder and delivers a copy of such written advice to the Corporation, the Corporation shall not be permitted to condition the making of any such non-cash Distribution in respect of any Series A Preferred Shares on the holder of such Series A Preferred Shares depositing with the Corporation any Withholding Tax with respect to such Distribution; PROVIDED, HOWEVER, the Corporation may reasonably condition the making of any such Distribution in respect of any Series A Preferred Shares on the holder of such Series A Preferred Shares executing and

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      delivering to the Corporation, at the election of the holder, either (i)
      if applicable, a properly completed Internal Revenue Service ("IRS") Form W-8 or other IRS form that is reasonably satisfactory to the Corporation, or (ii) an indemnification agreement in reasonably acceptable form, with respect to any federal, state, local or foreign tax liability, penalties and interest that may be imposed upon the Corporation by any foreign, state, local or foreign government as a result of the Corporation's failure to withhold in connection with such Distribution to such holder.

      SECTION 15. DISTRIBUTION CALCULATION. For purposes of determining funds lawfully available for any dividends or other distribution upon shares of stock, amounts needed to satisfy the rights of shareholders upon dissolution who have preferential rights superior to those of shareholders of the stock receiving such dividend or distribution shall not be deducted from the Corporation's total assets.

E. These Articles of Amendment were duly adopted pursuant to Section 607.1002 of the Florida Business Corporation Act by unanimous written consent of the Board of Directors of the Corporation on ___________, 2001. Shareholder approval of these Articles of Amendment was not required.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Articles of Incorporation to be signed by Eduard Will, its President, as of the __ day of __________, 2001.


                              INPRIMIS, INC


                              By: _________________________________________
                                    Eduard Will, President